Exhibit 99.1

Rio Vista Energy Partners L.P. receives notice of non compliance from Nasdaq

BROWNSVILLE, Texas—(BUSINESS WIRE)—Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership, announced today that it had received on May 28, 2009 a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that since Rio Vista’s Report on Form 10-Q for the period ended March 31, 2009 was not reviewed by Rio Vista’s independent auditor, Rio Vista was not in compliance with Nasdaq Listing Rule 5250(c)(1) for continued listing on The Nasdaq Capital Market. Nasdaq has provided Rio Vista until July 27, 2009 to submit its plan to regain compliance (the “Plan”) and if the Plan is accepted by Nasdaq, Nasdaq may grant Rio Vista an additional extension of up to 180 calendar days from the original filing due date, or November 11, 2009, to regain compliance. Rio Vista plans to remedy the delinquency by having a review of the March 31, 2009 quarterly report by its independent auditor and amending the originally filed Form 10-Q for the period ended March 31, 2009 to include such report.

About Rio Vista Energy Partners L.P.

Rio Vista is a master limited partnership engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.

Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding Rio Vista’s ability to meet Nasdaq requirements for continued listing on The Nasdaq Capital Market. There is no assurance that Rio Vista’s plan for compliance to meet the requirement for continued listing will be approved and/or completed as planned. If Rio Vista’s common units were to be delisted from the Nasdaq Capital Market, common unitholders may be negatively impacted. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Contacts:
Rio Vista Energy Partners L.P.

Ian T. Bothwell,
760-772-9080